AMENDED AND RESTATED CODE OF REGULATIONS OF
CINCINNATI FINANCIAL CORPORATION
AS OF MAY 5, 2018

ARTICLE I

SHAREHOLDER MEETINGS

Section 1.    Annual Meetings.    The annual meeting of shareholders of the Corporation for the election of directors, the consideration of reports to be laid before the meeting and the transaction of such other business as properly may be brought at such meeting shall be held on the first Saturday of April in each year at 9:30 a.m., Eastern Standard Time; provided, however, that in lieu of such annual meeting date and time the Board of Directors may fix an alternate annual meeting date and time for any particular year.

Section 2.    Place of Meetings.    Meetings of shareholders may be held either within or without the State of Ohio.

Section 3.    Notice of Meetings.    Written notice of meetings of shareholders may be given by or at the direction of the Chief Executive Officer of the Corporation, the President of the Corporation or the Secretary of the Corporation. Such notices shall be given in accordance with applicable law.

Section 4.    Quorum at Meetings.    The holders of a majority of the voting shares issued and outstanding and entitled to vote thereat present in person or represented by proxy shall constitute a quorum at all meetings of shareholders for the transaction of business except as otherwise required by applicable law or the Articles of Incorporation. Less than such a majority may adjourn the meeting of shareholders from time to time and at any such adjourned meeting any business may be transacted as if the meeting had been held as originally called.

Section 5.    Order of Business.    Unless otherwise determined by the Board of Directors of the Corporation prior to the meeting, the chairman of the meeting shall determine in his or her sole discretion the order of business of each shareholder meeting and the rules of procedure thereof, and shall have the authority to regulate the conduct of any such meeting as he or she deems appropriate. Notwithstanding the foregoing, the order of business fixed by the chairman of the meeting may be changed by the vote of the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person or by proxy and entitled to vote.

Section 6.    Notice of Shareholder Business to Be Brought Before a Meeting.

(a) Business Properly Brought Before a Meeting. At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 6 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 6 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. Shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Article I, Section 3 of these Regulations. Shareholders seeking to nominate persons for election to the Board must comply with Article I, Section 7 of these Regulations, and this Section 6 shall not be applicable to nominations except as expressly provided in Article I, Section 7 of these Regulations.

(b) Requirement of Timely Notice of Shareholder Business. Without qualification, for business to be properly brought before an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 6. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days nor more than 100 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the 100th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or, if later, the tenth day following the day on which Public Disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) Requirements for Proper Form of Shareholder Notice of Proposed Business. To be in proper form for purposes of this Section 6, a shareholder’s notice to the Secretary of the Corporation shall set forth:

(i)Shareholder Information. As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)Information Regarding Disclosable Interests. As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which such Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Regulations on behalf of a beneficial owner; and

(iii)Description of Proposed Business. As to each item of business the shareholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder.

(iv)Definition of Proposing Person. For purposes of this Section 6, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Regulations) of such shareholder or beneficial owner.

(d) Update and Supplement of Shareholder Notice of Proposed Business. A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corp oration at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(e) Business Not Properly Brought Before A Meeting. Notwithstanding anything in these Regulations to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 6. The chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 6, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) Rule 14a-8; Exchange Act Compliance. This Section 6 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 6 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 6 shall be deemed to affect the rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) Definition of Public Disclosure. For purposes of these Regulations, “public disclosure” shall mean disclosure in a news release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 7.    Nominations.
(a) Who May Make Nominations. Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or (ii) by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 7 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 7 as to such nomination, or (iii) if properly brought before the meeting by one or more Eligible Shareholders (as such term is defined below) pursuant to and in accordance with Section 8 of this Article I. The foregoing clauses (ii) and (iii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b) Requirement of Timely Notice of Shareholder Nominations. Without qualification, for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting (other than a nomination pursuant to Section 8 of this Article I), the shareholder must (i) provide Timely Notice (as defined in Section 6 of these Regulations) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 7. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a shareholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the shareholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 7. To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 100th day prior to such special meeting and not later than the 60th day prior to such special meeting or, if later, the tenth day following the day on which Public Disclosure (as defined in Section 6 of these Regulations) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) Requirements for Proper Form of Notice of Shareholder Nominations. To be in proper form for purposes of this Section 7, a shareholder’s notice to the Secretary of the Corporation shall set forth:

(i)    Shareholder Information. As to each Nominating Person (as defined below), the Shareholder Information (as defined in Article I, Section 6(c)(i), except that for purposes of this Section 7, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article I, Section 6(c)(i));

(ii)    Information Regarding Disclosable Interests. As to each Nominating Person,  any Disclosable Interests (as defined in Article I, Section 6(c)(ii), except that for purposes of this Section 7 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article I, Section 6(c)(ii)), and the disclosure in clause (F) of Article I, Section 6(c)(ii) shall be made with respect to the election of directors at the meeting;

(iii)     Information Regarding Proposed Nominees. As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 7 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(iv)    Other Information to be Furnished by Proposed Nominees. The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

(v)Definition of Nominating Person. For purposes of this Section 7, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such shareholder or beneficial owner.

(d) Update and Supplement of Shareholder Notice of Nominations. A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(e) Defective Nominations. Notwithstanding anything in these Regulations to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 7 or Section 8 of this Article I. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 7 or Section 8 of this Article I and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(f) Compliance with Exchange Act. In addition to the requirements of this Section 7 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Section 8.     Proxy Access for Director Nominations.

(a) Subject to the terms and conditions set forth in these Regulations, the Corporation shall include in its proxy materials for an annual meeting of shareholders the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of shareholders that satisfy the requirements of this Section 8, including qualifying as an Eligible Shareholder (as defined in paragraph (e) below), and that expressly elects at the time of providing the written notice required by this Section 8 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 8. For the purposes of this Section 8:

(i)	“affiliate” or “affiliates” shall have the meaning ascribed thereto in Rule 405 under the Securities Act of 1933, as amended, and the rules and regulations thereunder; and

(ii)
a shareholder shall be deemed to “own” only those outstanding shares of the Corporation as to which the shareholder itself possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (A) and (B) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder, shall be reduced by) any shares (x) sold by such shareholder (or any of its affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder (or any of its affiliates) for any purposes or purchased by such shareholder (or any of its affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder (or any of its affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the Corporation’s shares, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s (or its affiliate’s) full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder (or its affiliate). A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder itself retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which such person has loaned such shares in the ordinary course of its business or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which loan or delegation in all such cases is revocable at any time by the shareholder (and, with respect to any such loans of shares, as long as such shares can be recalled within five (5) days). The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(b) For purposes of this Section 8, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Shareholder so elects, a Statement (as defined in paragraph (g) below). The Corporation shall also include the name of the Shareholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these Regulations notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to the Corporation with respect to the foregoing.

(c) To be timely, a shareholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date for the previous year’s annual meeting. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.

(d) The number of Shareholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed 20 percent of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 8 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

(i)	the number of Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 8 but are subsequently withdrawn;

(ii)	the number of directors in office who have been nominated and elected pursuant to this Section 8 with respect to any of the two (2) immediately preceding annual meetings; and

(iii)	director candidates for which the Corporation shall have received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating director candidates pursuant to Section 7, provided that the Permitted Number after such reduction with respect to this clause (iii) will in no event be less than one.

In the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.

In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 8 exceeds the Permitted Number, each Eligible Shareholder will promptly select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e) An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 8, and as of the record date for determining shareholders eligible to vote at the annual meeting, based on the company’s most recently publicly disclosed number of shares of common stock outstanding, at least 3 percent of the aggregate voting power of the Corporation’s shares (the “Proxy Access Required Shares”), and who continue to own the Proxy Access Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting, provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose share ownership is counted for the purpose of satisfying the foregoing ownership requirement, shall not exceed twenty (20). Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (such funds together under each of (i), (ii) or (iii), a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders referred to in the preceding sentence of this paragraph, provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 8. No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 8 (and, for the avoidance of doubt, no shareholder may be a member of more than one group constituting an Eligible Shareholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (e), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings. For the avoidance of doubt, Proxy Access Required Shares will qualify as such, if and only if, the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(f) No later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Corporation, an Eligible Shareholder must provide the following information in writing to the Secretary of the Corporation:

(i)
one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is timely delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Required Shares, and such person’s agreement to provide immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Required Shares prior to the date of the applicable annual meeting of shareholders;

(ii)     any information relating to such Eligible Shareholder and their respective affiliates or others acting in concert therewith, and any information relating to such Eligible Shareholder’s Shareholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Shareholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or that would be required to be disclosed by Section 7 of these Regulations in connection with submitting a notice nominating a Nominating Person;

(iii)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Shareholder and its or their respective affiliates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominee(s), and his or her respective affiliates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Shareholder, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant;

(iv)    a representation that such person:

(A) acquired the Proxy Access Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 8;

(C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l)

under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;

(D) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(E) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 8;

(v)    in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi) an undertaking that such person agrees to:

(A) assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder (including such person) provided to the Corporation in connection with the election of directors following the Proxy Access Notice pursuant to this Section 8;

(A)
file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the Corporation relating to the annual meeting at which the Shareholder Nominee will be nominated;

(B)	comply with all other laws and regulations applicable to any solicitation in connection with the annual shareholder meeting; and

(C)	provide to the Corporation prior to the annual shareholder meeting such additional information as necessary with respect thereto.

In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 8, a Qualifying Fund whose share ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition of Qualifying Fund as defined by this Section 8. In order to be considered timely, any information required by this Section 8 to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Regulations) available to the Corporation relating to any defect.

(g) The Eligible Shareholder may provide to the Secretary of the Corporation, at the time the information required by this Section 8 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words for each Shareholder Nominee, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee(s) (the “Statement”). Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

(h) No later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Corporation, each Shareholder Nominee must:

(i) provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a shareholder), that such Shareholder Nominee:

(A)    consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Corporation if elected;

(B)    agrees, if elected, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Conduct and any other publicly available or publicly disclosed Corporation policies and guidelines applicable to directors; and

(C)    is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation;

(ii)    complete, sign and submit all questionnaires, representations and agreements required by these Regulations or of the Corporation’s directors generally; and

(iii)    provide such additional information as necessary to permit the Board of Directors to determine if such Shareholder Nominee:

(A)
is independent under the listing standards of each principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors;

(B)
has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines; and

(C)
would, by serving on the Board of Directors, violate or cause the Corporation to be in violation of the Corporation’s Articles of Incorporation or Regulations, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed or any applicable law, rule or regulation.

In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these Regulations) available to the Corporation relating to any such defect.

(i)    Any Shareholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 8 or any other provision of the Corporation’s Articles of Incorporation or Regulations or other applicable regulation any time before the annual meeting of shareholders, will not be eligible for election at the relevant annual meeting of shareholders.

(j)    The Corporation shall not be required to include, pursuant to this Section 8, a Shareholder Nominee in its proxy materials for any annual meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(i)    who is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;

(ii)    whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of the Corporation’s Articles of Incorporation or Regulations, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are traded, or any applicable law, rule or regulation;

(iii)    if the Eligible Shareholder or applicable Shareholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 8 or any agreement, representation or undertaking required by this Section;

(iv)    who is or has been, within the past three (3) years, an officer or Director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(v)    who is a named subject of a pending criminal proceeding (excluding minor traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vi)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vii)    if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Required Shares through the date of the applicable annual meeting; or

(viii)    if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors.

(k) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)    the Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Section 8, as determined by the Board of Directors or the person presiding at the annual shareholder meeting; or

(ii)    the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual shareholder meeting to present any nomination pursuant to this Section 8. For purposes of this Section 8, to be considered a qualified representative of the Eligible Shareholder, a person must be authorized by a writing executed by such Eligible Shareholder, or an electronic transmission delivered by such Eligible Shareholder, to act for such Eligible Shareholder as proxy at the annual shareholder meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual shareholder meeting.

ARTICLE II

DIRECTORS

Section 1.    Committees.    The Board of Directors may create an executive committee or any other committee of the directors, to consist of not less than three (3) directors, and may delegate to any such committee any of the authority of the Board of Directors, however conferred, other than the authority of filling vacancies among the directors or in any committee of the directors.

Section 2.    Meetings.    Meetings of the Board of Directors shall be held at the offices of the Corporation or at such other place, within or without the State of Ohio, as may be determined by the Board of Directors. Two (2) days notice of each such meeting shall be given to each Director unless the Board of Directors has fixed a regular time and place for such meetings, in which case no notice shall be required for meetings held at such time and place. Meetings may be called by the Chairman of the Board, the President, or by any three (3) Directors, upon giving notice as herein required.

Section 3.    Officers.    The Board of Directors shall have the right, from time to time, to choose as directors emeritus persons who have had prior service as members of the Board of Directors and who may receive such compensation as shall be fixed, from time to time, by the Board of Directors. Directors emeritus shall not be considered for quorum purposes and shall have no vote.

ARTICLE III

OFFICERS

Section 1.    Officers.    The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers and assistant officers, including without limitation a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers, as the Board of Directors may, from time to time, determine.

ARTICLE IV

CERTIFICATES OF STOCK

Section 1.    Form.        If shares are represented by certificates, certificates for shares of the Corporation shall be in such form as the board of directors may, from time to time, approve. The Board of Directors may provide that some or all of any or all classes and series of the Corporation’s shares shall be uncertificated shares, provided that such authorization shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and that the authorization shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to division (A) of Section 1701.25 of the Ohio Revised Code.

ARTICLE V

CORPORATE SEAL

Section 1.    Corporate Seal.    The seal of the Corporation shall be in such form as the Board of Directors may, from time to time, approve.

ARTICLE VI

AMENDMENTS

Section 1.    Amendments.        These Regulations may be altered, amended or repealed and new Regulations may be adopted by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

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